Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Form S-8 Registration Statement relating to the A. T. Cross Company Defined Contribution Retirement Plan of our reports dated (a) February 10, 1997, with respect to the consolidated financial statements of A. T. Cross Company incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 1996 and (b) June 20, 1997, with respect to the financial statements and schedules of the A. T. Cross Company Profit Sharing Plan and Trust and the A. T. Cross Company 401(k) Savings Plan included in the Annual Report on Form 11-K, both for the year ended December 31, 1996.


DELOITTE & TOUCHE LLP

Boston, Massachusetts
December 19, 1997